                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                 (Rule 13d-1)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
       RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED PURSUANT
                               TO RULE 13D-2(B).

                               (Amendment No. 1)


                                  Acsys, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                          Common Stock, no par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  00087X 103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

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----------------------------
  CUSIP No.  00087X 10 3
           --------------
                                       13G
 ---------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Harry J. Sauer
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          793,521(*)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          793,521(*)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      793,521(*)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [X]
10
      The amount that may be deemed beneficially owned by Harry J. Sauer excludes (i) 100,000 shares of Common Stock owned by the Harry J. Sauer Irrevocable Trust FBO Jonathan H. Sauer, dated August 13, 1999 and
      (ii) 100,000 shares of Common Stock owned by the Harry J. Sauer Irrevocable Trust FBO Emily H. Sauer, dated August 13, 1999, in each case where Harry J. Sauer does not have any power to direct the vote or disposition of the shares owned by these entities.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
------------------------------------------------------------------------------

----------
(*) Includes 25,000 shares of Common Stock beneficially owned by the reporting person through The Sauer Family Foundation.


                               Page 2 of 8 pages

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----------------------------
  CUSIP No.  00087X 10 3
           --------------
                                       13G
----------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      The Sauer Family Foundation 23-2963352
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Pennsylvania
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          25,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             25,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      The Sauer Family Foundation may be deemed to own beneficially (through the power of its directors and officers to direct the vote and disposition thereof) 25,000 shares of Common Stock.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                         [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      CO
------------------------------------------------------------------------------

                               Page 3 of 8 pages
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Item 1.
     (a) Name of Issuer: Acsys, Inc.
     (b) Address of Issuer's Principal Executive Offices: 75 14/th/ Street, Suite 2200, Atlanta, GA 30309


Item 2.
     (a) Name of Person Filing: Harry J. Sauer
     (b) Address of Principal Business Office or, if none, Residence: Acsys Resources, 1700 Market Street, Suite 3110, Philadelphia, PA 19103
     (c) Citizenship: U.S.A.
     (d) Title of Class of Securities: Common Stock, no par value
     (e) CUSIP Number: 00087X 10 3

Item 3. If this statement is filed pursuant to Rule 13d -1(b), or Rule 13d - 2
        (b) or (c), check whether the person filing is a:

     (a)  [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
              78o).

     (b)  [_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_] An investment adviser in accordance with (S)240.13d-
              1(b)(1)(ii)(E);

     (f)  [_] An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g)  [_] A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     (a)  Amount beneficially owned: 793,521(*)

     (b)  Percent of class:  5.5%.

     (c)  Number of shares as to which the person has:
          (i)   Sole power to vote or to direct the vote  793,521(*).
          (ii)  Shared power to vote or to direct the vote -0-.
          (iii) Sole power to dispose or to direct the disposition of 793,521(*).
          (iv)  Shared power to dispose or to direct the disposition of -0-.

-----------------
(*) Includes 25,000 shares of Common Stock beneficially owned by the reporting person through The Sauer Family Foundation.

Item 5.  Ownership of Five Percent or Less of a Class.



     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

                               Page 4 of 8 pages

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Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         This Amendment No. 1 to Schedule 13G is filed by the group of persons listed on Exhibit 1 hereto, which exhibit identifies each member of the group. As required by Rule 13d-1(k)(l), also attached hereto as Exhibit 2 is a joint filing agreement executed by the members of such group.

Item 9.  Notice of Dissolution of a Group

         Not applicable

Item 10. Certification

         Not applicable


                               Page 5 of 8 pages
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 14, 2000
                                              ----------------------------------
                                                            Date

                                                       /s/ Harry J. Sauer
                                              ----------------------------------
                                                           Signature

                                                          Harry J. Sauer
                                              ----------------------------------
                                                             Name




                                                  THE SAUER FAMILY FOUNDATION


                                                       February 14, 2000
                                              ----------------------------------
                                                            Date

                                                      /s/ Harry J. Sauer
                                              ----------------------------------
                                                           Signature

                                                    Harry J. Sauer/President
                                              ----------------------------------
                                                           Name/Title


                               Page 6 of 8 pages

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                                   EXHIBIT 1

The members of the group are Harry J. Sauer and The Sauer Family Foundation.



                               Page 7 of 8 pages

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                                   EXHIBIT 2

                            Joint Filing Agreement


     This will confirm the agreement by and among all of the undersigned that the Schedule 13G, dated February 11, 2000, of Harry J. Sauer filed on or about this date respect to the beneficial ownership by the undersigned of shares of common stock, no par value ("Common Stock"), of Acsys, Inc. is being filed on behalf of each of each of the undersigned. This Agreement may be executed in one or more counterparts by each of the undersigned, and each of which, taken together, shall constitute but one and the same instrument.

Dated:  February 14, 2000



                                                       /s/ Harry J. Sauer
                                              ----------------------------------
                                                           Harry J. Sauer



                                             THE SAUER FAMILY FOUNDATION

                                             By:     /s/ Harry J. Sauer
                                                     --------------------
                                             Name:      Harry J. Sauer
                                             Title:         President


                               Page 8 of 8 pages